UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

_______________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (Date of Earliest Event Reported):  October 31, 2007

PROGINET CORPORATION

(Exact Name of Registrant as Specified in Charter)

DELAWARE (State or Other Jurisdiction of Incorporation)	000-30151 (Commission File Number)	11-3264929 (IRS Employer Identification No.)

200 Garden City Plaza, Garden City, New York (Address of Principal Executive Offices)	11530 (Zip Code)

(516) 535-3600

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Section Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

ITEM 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On October 31, 2007, the Company entered into a written employment agreement with Kevin M. Kelly, its President and Chief Executive Officer.  The employment agreement provides that Mr. Kelly’s employment with the Company is on an “at will” basis and that the Company shall compensate Mr. Kelly in the form of a base annual salary of $236,900, a discretionary annual bonus, discretionary stock option grants and certain retirement and health related benefits.  The employment agreement also provides that, if the Company terminates Mr. Kelly’s employment without cause or Mr. Kelly terminates his employment with the Company for good reason, Mr. Kelly is entitled to receive his base annual salary, an annual bonus and health and retirement benefits for eighteen months following the date of such termination without cause or for good reason.  In the employment agreement, “cause” is defined as neglect of duties, failure to devote sufficient time to duties, willful engagement in material misconduct, active disloyalty and commission or conviction of a felony or any crime involving fraud or moral turpitude and “good reason” is defined as a material diminution of base annual salary, a change in title or chain of reporting, a significant change in principal work location, or material breach by the Company of the employment agreement.  This agreement replaces Mr. Kelly’s previous “management agreement” pursuant to which Mr. Kelly was entitled to certain severance payments in connection with a change of control.  A copy of Mr. Kelly’s employment agreement is attached hereto as Exhibit 99.1.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Proginet Corporation
(Registrant)

Date: October 31, 2007	By:	/s/ Kevin M. Kelly
	Name:	Kevin M. Kelly
	Title:	President/Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Employment Agreement